                 ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                            MADISON, WISCONSIN 53703
                           (A stock insurance company)

                        NATIONAL SERVICE CENTER ADDRESS:
                                 P.O. BOX 59179
                          MINNEAPOLIS, MINNESOTA 55459

Will pay the Death Proceeds to the Beneficiary upon receipt at Our National Service Center in Minneapolis, Minnesota of due proof of the Insured's death while this policy was in force.

Signed for the Company



/s/ BRUCE D. GARDNER                    /s/ LOWNDES A. SMITH

BRUCE D. GARDNER, SECRETARY             LOWNDES A. SMITH, PRESIDENT

READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us.

                             RIGHT TO EXAMINE POLICY

We want You to be satisfied with the policy You have purchased. We urge You to examine it closely. If, for any reason, You are not satisfied, You may deliver or mail the policy to Us or to the agent from whom it was purchased within ten days after You receive it or within 45 days after You sign the application, whichever is later. Upon delivery or mailing, the policy will be rescinded and any premium paid will be refunded in full.


                  CASH SURRENDER VALUE PAYABLE ON MATURITY DATE
                         DEATH PROCEEDS PAYABLE AT DEATH
              SCHEDULED PREMIUMS PAYABLE DURING INSURED'S LIFETIME
                  PROVISION FOR ADDITIONAL UNSCHEDULED PREMIUMS
                                NON-PARTICIPATING


THE PORTIONS OF THE CASH VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. DEATH BENEFIT GUARANTEED DURING THE GUARANTEE PERIOD IF SCHEDULED PREMIUMS ARE PAID WHEN DUE AND NO LOANS OR WITHDRAWALS ARE TAKEN. SEE PAGE 7 FOR A DESCRIPTION OF THE DEATH BENEFIT.


                                MODIFIED FLEXIBLE
                                PREMIUM VARIABLE
                                 LIFE INSURANCE
                                     POLICY

                                TABLE OF CONTENTS

                                                                            Page

Policy Specifications                                                         3

Definitions                                                                   5

Death Benefit                                                                 7

Premiums                                                                      8

Valuation Provisions                                                         11

Account Value, Cash Value and Cash Surrender Value                           11

Monthly Deduction Amount                                                     12

Transfers                                                                    13

Termination and Maturity Date                                                14

Reinstatement                                                                14

Non-Forfeiture Options                                                       15

Policy Loans                                                                 16

Partial Withdrawals                                                          18

Payments by Us                                                               18

Taxation                                                                     18

The Contract                                                                 18

Ownership and Beneficiary                                                    20

Exchange Option                                                              20

Income Settlement Options                                                    21

Riders Follow Page                                                           22

                              POLICY SPECIFICATIONS

DATE OF ISSUE:      JANUARY 1, 1993     INSURED:                 JOHN DOE

POLICY DATE:        JANUARY 1, 1993     ISSUE AGE/SEX:           35 MALE

GUARANTEE PERIOD:    10 YEARS           INSURANCE CLASS:         PREFERRED

MATURITY DATE:      JANUARY 1, 2058     INITIAL FACE AMOUNT:     $50,000

INITIAL DEATH                           POLICY NUMBER:           SPECIMEN

BENEFIT OPTION:     LEVEL
                                        PREMIUM MODE:            ANNUAL
OWNER:              JOHN DOE
                                        FIRST SCHEDULED PREMIUM: $1,000.00
BENEFICIARY          JANE DOE


                              SCHEDULE OF PREMIUMS

MODIFIED FLEXIBLE PREMIUM                                          YEARS PAYABLE
VARIABLE LIFE INSURANCE POLICY
WITH INCREASE IN COVERAGE AMOUNT OPTION RIDER


     ANNUAL SCHEDULED PREMIUM:                         $1,000.00          1-65
     MODE FACTOR:                                        1.00000
                                                  --------------
     SCHEDULED PREMIUM:                                $1,000.00


MONTHLY CHARGES FOR ADDITIONAL
BENEFITS, RATINGS, AND RIDERS                                      YEARS PAYABLE

               DEDUCTION AMOUNT WAIVER RIDER:          SEE PAGE 4B         1-30







                                  MODE FACTORS

ANNUAL:   1.00    SEMI-ANNUAL: 0.50     QUARTERLY: 0.25     MONTHLY: 0.08333

POLICY NUMBER:      SPECIMEN
NAME OF INSURED:    JOHN DOE
ISSUE AGE/SEX       35/M
                              POLICY SPECIFICATIONS

                          LIST OF SUBACCOUNTS AND FUNDS

EACH SUBACCOUNT OF THE ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY SEPARATE ACCOUNT VL I INVESTS IN A SPECIFIC FUND OF EITHER THE HARTFORD OR THE PUTNAM CAPITAL MANAGER.


          LISTED BELOW ARE THE SUBACCOUNTS AND THE FUNDS THEY INVEST IN.

               SUBACCOUNT                                 FUND

HARTFORD BOND/DEBT SECURITIES                HARTFORD BOND/DEBT SECURITIES
HARTFORD STOCK                               HVA STOCK
HARTFORD MONEY MARKET                        HVA MONEY MARKET
HARTFORD ADVISERS                            HVA ADVISERS
HARTFORD AGGRESSIVE GROWTH                   HVA AGGRESSIVE GROWTH
HARTFORD MORTGAGE SECURITIES                 HARTFORD MORTGAGE SECURITIES
HARTFORD INDEX                               HARTFORD INDEX
HARTFORD INTERNATIONAL                       HARTFORD INTERNATIONAL
   OPPORTUNITIES                                OPPORTUNITIES

PUTNAM GLOBAL GROWTH                         PCM GLOBAL GROWTH
PUTNAM GROWTH AND INCOME                     PCM GROWTH AND INCOME
PUTNAM HIGH YIELD                            PCM HIGH YIELD
PUTNAM MONEY MARKET                          PCM MONEY MARKET
PUTNAM GLOBAL ASSET ALLOCATION               PCM GLOBAL ASSET ALLOCATION
PUTNAM U.S. GOVERNMENT AND                   PCM U.S. GOVERNMENT AND
   HIGH QUALITY BOND                            HIGH QUALITY BOND
PUTNAM VOYAGER                               PCM VOYAGER
PUTNAM UTILITIES GROWTH AND INCOME           PCM UTILITIES GROWTH AND INCOME

INITIAL ALLOCATION
OF NET PREMIUMS:         HARTFORD MONEY MARKET SUBACCOUNT   100%

                    TABLE OF TARGET ACCOUNT VALUES

                     YEAR     TARGET ACCOUNT VALUE

                      1                   1,534.16
                      2                   2,346.06
                      3                   3,188.57
                      4                   4,070.13
                      5                   4,995.62
                      6                   5,969.44
                      7                   6,993.76
                      8                   8,071.49
                      9                   9,205.15

THE ABOVE TARGET ACCOUNT VALUES ARE USED TO DETERMINE WHETHER OR NOT SCHEDULED PREMIUMS DUE DURING THE GUARANTEE PERIOD ARE REQUIRED. SEE THE PREMIUMS SECTION OF THE CONTRACT FOR MORE DETAIL.

GUIDELINE ANNUAL PREMIUM:          $726.93

THE GUIDELINE ANNUAL PREMIUM IS USED BY THE SEC TO DETERMINE MAXIMUM ALLOWABLE SALES LOADS.


                                     PAGE 3A

POLICY NUMBER:      SPECIMEN
NAME OF INSURED:    JOHN DOE
ISSUE AGE/SEX:      35/M

                              POLICY SPECIFICATIONS

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000

                 MAXIMUM                    MAXIMUM                    MAXIMUM
     MIN DEATH   COST OF        MIN DEATH   COST OF        MIN DEATH   COST OF
ATT   BENEFIT   INSURANCE  ATT   BENEFIT   INSURANCE  ATT   BENEFIT   INSURANCE
AGE     PCT       RATE     AGE     PCT       RATE     AGE     PCT       RATE
 35    439.83     0.077     57    212.76     0.829     79    129.76     7.460
 36    424.17     0.088     58    206.75     0.912     80    127.89     8.157
 37    409.20     0.109     59    201.00     1.004     81    126.11     8.938
 38    394.98     0.120     60    195.49     1.108     82    124.44     9.818
 39    381.33     0.127     61    190.22     1.223     83    122.88    10.795

 40    368.15     0.131     62    185.19     1.355     84    121.43    11.848
 41    355.41     0.136     63    180.40     1.505     85    120.10    12.954
 42    343.10     0.141     64    175.84     1.672     86    118.87    14.098
 43    331.19     0.147     65    171.50     1.854     87    117.72    15.263
 44    319.68     0.149     66    167.37     2.052     88    116.65    16.444

 45    308.54     0.288     67    163.45     2.263     89    115.62    17.658
 46    298.70     0.311     68    159.71     2.493     90    114.61    18.921
 47    289.24     0.336     69    156.15     2.748     91    113.61    20.263
 48    280.14     0.363     70    152.76     3.037     92    112.58    21.735
 49    271.37     0.393     71    149.53     3.366     93    111.50    23.479

 50    262.94     0.428     72    146.48     3.746     94    110.33    25.819
 51    254.84     0.467     73    143.61     4.176     95    109.06    29.322
 52    247.06     0.512     74    140.92     4.648     96    107.72    35.083
 53    239.59     0.563     75    138.40     5.153     97    106.34    45.083
 54    232.44     0.621     76    136.04     5.687     98    105.03    62.096

 55    225.59     0.685     77    133.83     6.244     99    104.00    83.333
 56    219.03     0.755     78    131.74     6.829

THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE.

THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY.

POLICY NUMBER:      SPECIMEN
NAME OF INSURED:    JOHN DOE
ISSUE AGE/SEX:      35/M

                              POLICY SPECIFICATIONS


FIXED ACCOUNT MINIMUM CREDITED RATE:                             4.00%
POLICY LOAN INTEREST RATE:                                       8.00%

                                 PREMIUM FACTORS
                                                     PREMIUM   PREMIUM     NET
                                                      CREDIT     TAX     PREMIUM
                                                      FACTOR   FACTOR    FACTOR
FOR PREMIUMS PAID IN YEAR 1:

APPLICABLE TO PREMIUMS PAID UP TO        $726.93      84.00%    2.00%     82.00%
APPLICABLE TO OTHER PREMIUMS:                        100.00%    2.00%     98.00%

FOR PREMIUMS PAID IN YEARS 2-10:

APPLICABLE TO PREMIUMS PAID UP TO        $726.93      89.00%    2.00%     87.00%
APPLICABLE TO OTHER PREMIUMS:                        100.00%    2.00%     98.00%

FOR PREMIUMS PAID IN YEAR 11 AND LATER:

APPLICABLE TO PREMIUMS PAID UP TO        $726.93      97.00%    2.00%     95.00%
APPLICABLE TO OTHER PREMIUMS:                        100.00%    2.00%     98.00%

                       MAXIMUM MONTHLY ADMINISTRATIVE FEES
          POLICY YEARS 1 - 1                                       $16.67
          POLICY YEARS 2 - 10                                       $8.33
          POLICY YEARS 11 - 65                                     $12.00

                             OTHER FEES AND CHARGES
          TRANSFER CHARGE (FIRST 4 IN ANY YEAR)                     $0.00
          PER TRANSFER IN EXCESS OF 4 IN ANY YEAR                  $25.00

          FACE AMOUNT INCREASE FEE (EACH INCREASE)                $100.00

          MORTALITY AND EXPENSE RISK RATE                        0.000500

                                SURRENDER CHARGES

            POLICY          SURRENDER          POLICY           SURRENDER
             YEAR            CHARGE             YEAR             CHARGE

              1               799.62              6               355.39

              2               710.78              7               266.54

              3               621.93              8               177.69

              4               533.08              9                88.85

              5               444.24             10+                0.00


                                     PAGE 4A

POLICY NUMBER:      SPECIMEN
NAME OF INSURED:    JOHN DOE
ISSUE AGE/SEX:      35/M

                     WAVER OF MONTHLY DEDUCTIONS RIDER RATES

               ATT          WAIVER             ATT            WAIVER
               AGE            RATE             AGE              RATE

                35            0.09              50              0.13
                36            0.09              51              0.14
                37            0.09              52              0.15
                38            0.09              53              0.17
                39            0.09              54              0.20

                40            0.09              55              0.22
                41            0.09              56              0.23
                42            0.09              57              0.23
                43            0.09              58              0.23
                44            0.09              59              0.23

                45            0.09              60              0.23
                46            0.09              61              0.23
                47            0.09              62              0.23
                48            0.10              63              0.23
                49            0.11              64              0.23


THE RATES SHOWN ABOVE ARE MULTIPLIED BY THE MONTHLY DEDUCTION AMOUNT TO DETERMINE THE RIDER COST ON EACH MONTHLY ACTIVITY DATE.


                                     PAGE 4B

DEFINITIONS           The definitions in this section apply to the following
                      words and phrases whenever and wherever they appear in this policy.

                      ACCOUNT VALUE: an amount We use to determine certain policy benefits and charges. See the Account Value, Cash Value and Cash Surrender Value provisions for a more detailed explanation.

                      ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

                      ANNUAL SCHEDULED PREMIUM: initially, the amounts shown on Page 3 in the Schedule of Premiums.

                      ATTAINED AGE: the Issue Age plus the number of fully completed Policy Years.

                      CASH SURRENDER VALUE: the Cash Value less all
                      Indebtedness.

                      CASH VALUE: the Account Value less any applicable Surrender Charges.

                      DATE OF ISSUE: the date shown on Page 3 from which Suicide and incontestability provisions are measured.

                      DEATH BENEFIT OPTION: the Death Benefit Option in effect determines how the Death Benefit is calculated. The three Death Benefit Options provided are described in the Death Benefit section.

                      DEATH PROCEEDS: the amount which We will pay on the death of the Insured.

                      FACE AMOUNT: on the Policy Date, the Face Amount equals the Initial Face Amount. Thereafter it may change in accordance with the terms of the Death Benefit provision and the Partial Withdrawal provision.

                      FUNDS: the registered open end management investment companies in which the assets of the Separate Account may be invested.

                      GUARANTEE PERIOD: the period which begins on the Policy Date and continues for the duration shown on Page 3.

                      INDEBTEDNESS: all outstanding loans on this policy, including any interest due or accrued.

                      INITIAL FACE AMOUNT: the amount shown on Page 3.

                      INSURED: the person whose life is insured under this policy as shown on Page 3.

                      IN WRITING: in a written form satisfactory to Us.

                      ISSUE AGE: as of the Policy Date, the Insured's age on his/her last birthday.

                      LOAN ACCOUNT: an account established for any amounts transferred from the Fixed Account and Sub-Accounts as a result of loans. The account is credited with interest and is not based on the experience of any Separate Account.

                      MATURITY DATE: the date, shown on Page 3, on which the policy will mature.

DEFINITIONS           MONTHLY ACTIVITY DATE: the Policy Date and the same date
(continued)           in each succeeding month as the Policy Date except that
                      whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed the next Valuation Day.

                      NET PREMIUM: the amount of premium actually credited to the Account Value. This is the premium paid by You multiplied by the Net Premium Factor. The Net Premium Factor is shown on Page 4A.

                      NET PREMIUM FACTOR: The Premium Credit Factor minus the Premium Tax Factor.

                      POLICY ANNIVERSARY: an anniversary of the Policy Date. Similarly, Policy Years are measured from the Policy Date.

                      POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined.

                      POLICY LOAN RATE: the interest rate charged on policy loans.

                      PREMIUM CREDIT FACTOR: the credit factor shown on Page 4A.

                      PREMIUM TAX FACTOR: the tax factor shown on Page 4A.

                      PRO-RATA BASIS: an allocation method based on the proportion of the Account Value in the Fixed Account and each Sub-Account.

                      SCHEDULED PREMIUM: the amount of premium, shown on Page 3, for which We will bill You. This is equal to the Annual Scheduled Premium, shown on Page 3, multiplied by the mode factor, also shown on Page 3.

                      SEPARATE ACCOUNT: an account entitled Separate Account
                      VL 1 which has been established by ITT Hartford Life and Annuity Insurance Company to separate the assets funding the variable benefits for the class of contracts to which this policy belongs from the other assets of ITT Hartford Life and Annuity Insurance Company. Separate Account VL 1 will have the Funds listed on Page 3A as its underlying investments.

                      SUB-ACCOUNTS: the subdivisions of the Separate Account. These are shown on Page 3A.

                      TARGET ACCOUNT VALUE: those values, as shown on Page 3A, for each Policy Year during the Guarantee Period.

                      VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

                      VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

                      YOU, YOUR: the Owner of the policy.

                      WE, US, OUR, THE COMPANY: ITT Hartford Life and Annuity Insurance Company.

DEATH BENEFIT         GENERAL
                      The Death Benefit depends upon (a) the Death Benefit
                      Option in effect, as shown on Page 3; and (b) the Minimum
                      Death Benefit described below.

                      DEATH BENEFIT OPTION
                      You have three Death Benefit Options.

                      1. Under the Level Death Benefit Option, the Death Benefit is the Face Amount on the date of the Insured's death.

                      2. Under the Return of Account Value Death Benefit Option, the Death Benefit is the Face Amount, plus the Account Value on the date of the Insured's death.

                      3. Under the Return of Premium Death Benefit Option, the Death Benefit is the Face Amount on, plus the sum of the Scheduled Premiums paid up to the date of the Insured's death.

                      OPTION CHANGE
                      After the Guarantee Period, You may change the Return of Premium or Return of Account Value Death Benefit to the Level Death Benefit. If that option change is elected, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change.

                      MINIMUM DEATH BENEFIT
                      To ensure that the policy continues to qualify as life insurance under the Internal Revenue Code. We will automatically increase the Death Benefit so that it will never be less than the appropriate Attained Age percentage of the Account Value. The applicable percentages are shown in the Table of Minimum Death Benefit Percentages on Page 4.

                      DEATH BENEFIT GUARANTEE
                      During the Guarantee Period, if all Scheduled Premiums are paid when due and if Indebtedness does not exceed the Cash Value, this policy will not terminate due to insufficient Cash Surrender Value, regardless of the investment experience of the Funds.

                      DEATH PROCEEDS
                      The Death Proceeds are the amount which We will pay on the death of the Insured. This equals the Death Benefit less any Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Grace Period.

                      INCREASES AND DECREASES IN FACE AMOUNT
                      At any time after the Guarantee Period. You may request a change in the Face Amount by writing to Us.

                      The minimum Face Amount for increases or decreases will be based on Our rules then in effect.

DEATH BENEFIT         All requests to increase the Face Amount must be applied
 (continued)          for on a new application and accompanied by this policy.
                      All requests will be subject to evidence of insurability satisfactory to Us. Any increase approved by Us will be effective on the date shown on the new policy specifications page, provided that the deduction for the Cost of Insurance for the first month is made. The Monthly
                      Administrative Fee on the first Monthly Activity Date on of after the effective date of the increase will reflect a charge for the increase. This charge will not exceed the Face Amount Increase Fee shown on Page 4A.

                      A decrease in the Face Amount will be effective on the Monthly Activity Date following the date We receive the request. The remaining Face Amount must not be less than Our minimum rules then in effect. Decreases will be applied:

                      (a)   to the most recent increase; then
                      (b)   successively to each prior increase; and then
                      (c)   to the Initial Face Amount.

                      If You ask to decrease Your Face Amount below the Initial Face Amount, We will deduct a portion of any remaining Surrender Charge from Your Account Value. This will be done on a Pro-Rata Basis. Your Surrender Charge will be reduced by the same amount.

                      The amount of the reduction will be equal to:

                      (a) the Initial Face Amount minus the requested Face Amount; times
                      (b) the Surrender Charge on the date of the request to change the Face Amount; divided by
                      (c)   the Initial Face Amount.

                      We reserve the right to limit the number of increases or decreases made under this policy to not more than one in any 12 month period.


PREMIUMS              GENERAL
                      All premiums are payable either:

                      (a)   to Us at the address shown on the premium notice; or
                      (b) to Our authorized agent in exchange for a receipt signed by Our President or Secretary and countersigned by such agent.

                      Checks should be made payable to the Company.

                      We will apply any amount received under this policy as a premium unless it is clearly marked otherwise. The premium will be applied on the date We receive it at the address shown on the premium notice.

                      PREMIUM PAYMENTS
                      The initial Schedule of Premiums is shown on Page 3.

                      The premium mode and mode factors are shown on Page 3. The premium mode may be changed on any Policy Anniversary, upon Our approval, subject to Our administrative rules.

PREMIUMS              PREMIUM ALLOCATION
(continued)           The initial Net Premium will be allocated to the Hartford
                      Money Market Sub-Account on the later of:

                      (a)   the Policy Date; and
                      (b)   the date We receive the premium.

                      The Accumulated Value in this Hartford Money Market Sub-Account will then be allocated to the Fixed Account and Sub-Accounts according to the premium allocation specified in the application on the latest of:

                      (a)   45 days after the application is signed;
                      (b)   10 days after We receive the premium; and
                      (c) the date We receive the final requirement to put the policy in force.

                      Any additional Net Premiums received by Us prior to such date will be allocated to the Hartford Money Market Sub-Account.

                      Upon written request, You may change the premium allocation. Subsequent Net Premiums will be allocated to the Fixed Account and Sub-Accounts according to Your most recent instructions, subject to the following. The Account Value may be allocated to no more than five of these. If We receive a premium and Your most recent allocation instructions would violate this requirement, We will allocate the Net Premium to the Fixed Account and Sub-Accounts according to Your previous premium allocation.

                      POLICY SURPLUS
                      The Policy Surplus for the first Policy Year is zero.

                      The Policy Surplus for each subsequent Policy Year is (a) minus (b), but never less than zero where:

                      (a) is the Account Value at the end of the previous Policy Year; and
                      (b) is the Target Account Value for the previous Policy Year.

                      Once determined for a given Policy Year, the Policy Surplus remains constant for that Policy Year.

                      We use the Policy Surplus to determine whether or not this policy will terminate if Scheduled Premiums are not paid when due. See the Scheduled Premiums provision below for more details on this.

                      SCHEDULED PREMIUMS
                      The first Scheduled Premium is due on the Policy Date. No insurance is effective until the first Scheduled Premium is paid. During the Guarantee Period, each Scheduled Premium after the first is due at the expiration of the period for which the preceding Scheduled Premium was paid. A Scheduled Premium may be paid at any time prior to its due date, subject to the premium limitations as indicated in the Premium Limitation section.

                      During the Guarantee Period, if all Scheduled Premiums are paid when due and if Indebtedness does not exceed the Cash Value, this policy will not terminate due to insufficient Cash Surrender Value, regardless of the investment experience of the Funds.

PREMIUMS              During the Guarantee Period, if You fail to pay a
(continued)           Scheduled Premium when due and if, on the premium due date and for the rest of that Policy Year, the Policy Surplus exceeds the Indebtedness, payment of that Scheduled
                      Premium will not be required. This policy will not terminate due to this nonpayment.

                      After the Guarantee Period, the Company will send reminder notices for the Owner to pay Scheduled Premiums during the Insured's lifetime. Payment of the Scheduled Premium may not be sufficient to keep the policy in force after the end of the Guarantee Period.

                      UNSCHEDULED PREMIUMS
                      Any premium we receive under this policy in an amount different from the Scheduled Premium will be considered an Unscheduled Premium. Unscheduled Premiums of at least $50 can be made at any time while the policy is in force.

                      LAPSES AND GRACE PERIODS
                      During the Guarantee Period: If on any given Monthly Activity Date, the Policy Surplus for that Policy Year is zero or less than the Indebtedness, all Scheduled Premiums due in that Policy Year, on or before that date, are required and therefore must be paid. For any such required Scheduled Premium not paid on or before its due date, We will allow a Grace Period which ends 61 days after that Monthly Activity Date. During this time this policy will continue in force. If any such required Scheduled Premium is not paid by the end of this Grace Period, this policy will terminate except as provided under the Non-Forfeiture Options or unless You have elected the Automatic Premium Loan Option.

                      After the Guarantee Period: The policy will terminate 61 days after a Monthly Activity Date on which the Cash Surrender Value is less than zero. The 61-day period is the Grace Period. If sufficient premium is not paid by the end of the Grace Period, the policy will terminate without value. The Company will mail the Owner and any assignee written notice of the amount of premium that will be required to continue this policy in force at least 61 days before the end of the Grace Period. The premium required will be no greater that the amount required to pay three Monthly Deduction Amounts as of the day the Grace Period began. If that premium is not paid by the end of the Grace Period, this policy will terminate.

                      AUTOMATIC PREMIUM LOAN OPTION
                      If You elect this option, We will automatically process a policy loan to pay any Scheduled Premium which is due and not paid by the end of its Grace Period. You may elect this option in the application or by requesting it in Writing while no Scheduled Premium is outstanding beyond its due date.

                      The Automatic Premium Loan Option will not be available if:

                      (a)   You revoke the election in Writing; or
                      (b) the loan amount needed to pay any unpaid Scheduled Premium would exceed the Cash Surrender Value on the most recent Scheduled Premium due date.

                      In either instance, the Non-Forfeiture Options will apply as of the end of the Grace Period.

PREMIUMS              PREMIUM LIMITATION
(continued)           If premiums are received which would cause the policy to
                      fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We will refund the excess premium payments. We will refund such premium payments and interest thereon within 60 days after the end of a Policy Year.

                      Except for Scheduled Premiums that are required, a premium payment that results in an increase in the Death Benefit greater than the amount of the premium will be accepted only after We approve evidence of insurability.


VALUATION             SUB-ACCOUNT ACCUMULATION UNITS
PROVISIONS            Amounts allocated to Sub-Accounts are applied to provide
                      Accumulation Units in each Sub-Account. The number of Accumulation Units credited to each Sub-Account is determined by dividing the amount allocated to a Sub-
                      Account by the dollar value of one Accumulation Unit for such Sub-Account. The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-
                      Account may increase or decrease daily as described below.

                      SUB-ACCOUNT ACCUMULATION UNIT VALUE
                      The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

                      EMERGENCY PROCEDURE
                      If a national stock exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all procedures which require valuation of the Sub-Accounts until valuation is possible. Any provision of this policy which specifies a Valuation Day will be superseded by the emergency procedure.

                      FIXED ACCOUNT
                      We will credit interest to amounts in the Fixed Account at rates We determine. The effective annual rates are guaranteed not to be less than the Fixed Account minimum credited rate shown on Page 4A. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account.


ACCOUNT VALUE,        GENERAL
CASH VALUE AND        Your Account Value on the Policy Date equals the Initial
CASH SURRENDER        Net Premium less the Monthly Deduction Amount for the
   VALUE              first policy month.

ACCOUNT VALUE,        On each subsequent Monthly Activity Date, Your Account
CASH VALUE AND        Value equals:
CASH SURRENDER
    VALUE             (a)   the sum of Your Accumulated Values in the Fixed
 (continued)                Account and Sub-Accounts; plus
                      (b)   the value of Your Loan Account, if any; minus,
                      (c)   the appropriate Monthly Deduction Amount.

                      On each Valuation Day (other than a Monthly Activity
                      Date), Your Account Value equals:

                      (a) the sum of Your Accumulated Values in the Fixed Account and Sub-Accounts; plus
                      (b)   the value of Your Loan Account, if any.

                      ACCUMULATED VALUE - FIXED ACCOUNT
                      Your Accumulated Value in the Fixed Account equals:

                      (a)   the Net Premiums allocated to it; plus
                      (b)   amounts transferred to it from the Sub-Accounts;
                            plus
                      (c)   interest credited to it; minus
                      (d) amounts transferred out of it to the Sub-Accounts or the Loan Account; minus
                      (e)   the Monthly Deduction Amounts taken from it; minus
                      (f) amounts withdrawn from it for partial or full surrenders.

                      ACCUMULATED VALUE - SUB-ACCOUNTS
                      Your Accumulated Value in any Sub-Account equals:

                      (a)   the number of Your accumulation Units in that Sub-
                            Account on the Valuation Day multiplied by
                      (b)   that Sub-Account's Accumulation Unit Value on the
                            Valuation Day.

                      CASH VALUE AND SURRENDER CHARGES
                      A Surrender Charge will be subtracted from the Account Value to determine the Cash Value. The Surrender Charge and the Policy Years during which it will be applied are shown on Page 4A.

                      CASH SURRENDER VALUE
                      Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any.


 MONTHLY              GENERAL
DEDUCTION             The Monthly Deduction Amount equals:
 AMOUNT
                      (a)   the Cost of Insurance; plus
                      (b)   the charges for additional benefits provided by
                            rider, if any; plus
                      (c)   the charges for "special" insurance class rating, if
                            any; plus
                      (d)   the Monthly Administrative Fee; plus
                      (e)   the Mortality and Expense Risk Charge.

                      The Monthly Deduction Amount will be taken on a Pro-Rata Basis from the Fixed Account and Sub-Accounts on each Monthly Activity Date.

 MONTHLY              COST OF INSURANCE
DEDUCTION             The Cost of Insurance for any Monthly Activity Date is
 AMOUNT               equal to:
(continued)
                      (a)   the Cost of Insurance rate per $1,000; multiplied by
                      (b)   the amount at risk; divided by
                      (c)   $1,000.

                      On any Monthly Activity Date the amount at risk equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount.

                      COST OF INSURANCE RATE
                      The Cost of Insurance Rate is based on the Policy Year, sex, Issue Age and insurance class of the insured.

                      The Cost of Insurance Rates will not exceed those in the Table of Maximum Cost of Insurance Rates, shown on Page 4.

                      We can use Cost of Insurance Rates that are lower than the Maximum Cost of Insurance Rates shown on Page 4. Rates will be determined on each Policy Anniversary based on Our expectation as to the future experience. Any change We make will be on a uniform basis for Insureds for the same Issue Age, sex and insurance class and whose coverage has been in force for the same length of time. No change in insurance class or cost will occur on account of deterioration of the Insured's health.

                      MONTHLY ADMINISTRATIVE FEE
                      The Monthly Administrative Fee will not exceed those in the Table of Maximum Monthly Administrative Fees shown on Page 4A.

                      MORTALITY AND EXPENSE RISK CHARGE
                      The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to:

                      (a)   the Mortality and Expense Risk Rate; multiplied by
                      (b) the sum of Your Accumulated Values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

                      The Mortality and Expense Risk Rate is that shown on Page 4A.


TRANSFERS             AMOUNT AND FREQUENCY OF TRANSFERS
                      Upon request and as long as this policy is in effect, You may transfer amounts among the Fixed Account and Sub-
                      Accounts.

                      The amount which may be transferred and the number of transfers will be limited by Our rules then in effect.

                      We reserve the right at a future date to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers.

                      TRANSFERS TO OR FROM SUB-ACCOUNTS
                      In the event of a transfer from a Sub-Account, the number of Accumulation Units credited to the Sub-Account from which the transfer is made will be reduced. The reduction will be determined by dividing:

 TRANSFERS            1.    the amount transferred: by
(continued)           2.    the Accumulation Unit Value for that Sub-Account as
                            of the next Valuation Day after We receive Your request for transfer In Writing.

                      In the event of a transfer to a Sub-Account, We will increase the number of Accumulation Units credited to that Sub-Account. The increase will equal:

                      1.    the amount transferred: divided by
                      2. the Accumulation Unit Value for that Sub-Account as of the next Valuation Day after We receive Your request for transfer in Writing.

                      TRANSFERS FROM THE FIXED ACCOUNT
                      In addition to the conditions above, transfers from the Fixed Account are subject to the following:

                      (a) the transfer must occur during the 30 day period following each Policy Anniversary; and
                      (b) if the Accumulated Value in Your Fixed Account exceeds $1,000, the amount transferred in any Policy Year may be no larger than 25% of the Accumulated Value in the Fixed Account on the date of transfer.

                      TRANSFER FEE
                      After a transfer has occurred, the Transfer Charge, as specified on Page 4A, if any, will be deducted on a Pro-Rata Basis from the Fixed Account and Sub-Accounts.


 TERMINATION          TERMINATION
    AND               The policy will terminate upon the earliest of the
MATURITY DATE         following events:

                      (a)   Maturity Date of the policy; or
                      (b)   surrender of the policy; or
                      (c) application of the Cash Surrender Value to provide a non-forfeiture benefit (upon which coverage will continue per terms of the Non-Forfeiture Options); or
                      (d) 61 days following the date on which Indebtedness equals or exceeds the Cash Value; or
                      (e) the end of the Grace Period without sufficient premium being paid and the policy having no Cash Surrender Value; or
                      (f)   the death of the Insured.


                      MATURITY DATE
                      No insurance coverage will be effective on or after the Maturity Date. It is the last date to which You may elect to pay premium. Any Cash Surrender Value as of the Maturity Date will be paid to You.


REINSTATEMENT         Prior to the death of the Insured, and unless this policy
                      has been surrendered for cash, this policy may be reinstated prior to the Maturity Date, provided;

                      (a) You make Your request within five years;
                      (b) satisfactory evidence of insurability is submitted;
                      (c) You pay all overdue required Scheduled Premiums, if
                          any; and

REINSTATEMENT         (d)   if, at the time of reinstatement, the Guarantee
 (coninued)                 Period has expired, and, if the amount paid in (c)
                            is insufficient to do so, sufficient premium must be paid to:

                         (i) cover all Monthly Deduction Amounts that are due and unpaid during the Grace Period, and
                         (ii) keep the policy in force for three months after the date of reinstatement.

                      The Face Amount of the reinstated policy cannot exceed the Face Amount at the time of lapse. The Account Value on the reinstatement date will reflect:

                      (a)  the Account Value at the time of termination; plus
                      (b) Net Premiums attributable to premiums paid at the time of reinstatement: minus
                      (c) a charge to reflect the benefits, if any, provided under the Extended Term or Paid-Up Options.

                      The Surrender Charges will based on the duration from the original Policy Date.

                      Upon reinstatement, any Indebtedness at the time of termination must be repaid or carried over to the reinstated policy.


NON-FORFEITURE        WHEN AVAILABLE
   OPTIONS            At any time prior to the Maturity Date, provided this
                      policy has a Cash Surrender Value, You may choose to have the Cash Surrender Value applied as a non-forfeiture benefit under one of the following options:

                      Option A - Surrender for Cash
                      Option B - Continue as Extended Term Insurance Option C - Continue as Paid-Up Insurance

                      If during the Guarantee Period:

                      (a) a Scheduled Premium which is required is not paid by the end of the Grace Period; and
                      (b) the Automatic Premium Loan Option is not elected or not available due to insufficient Cash Surrender Value,

                      You may choose one of the above options. You must notify Us of Your choice in Writing within 61 days after the due date of the outstanding required Scheduled Premium. In the absence of such notification. We will automatically apply the Cash Surrender Value to Option B unless the insurance class shown on Page 3 is "special" in which case the automatic option will be Option C. If this policy has no Cash Surrender Value, it will terminate at the end of the Grace Period.

                      WHEN EFFECTIVE
                      The effective date of the non-forfeiture benefit will be the earlier of:

                      (a)  the date We receive Your request; or
                      (b)  the end of the Grace Period.

                      When a Non-Forfeiture Option becomes effective, all benefit riders attached to this policy will terminate unless otherwise provided in the rider.

NON-FORFEITURE        OPTION DESCRIPTIONS
   OPTION             OPTION A - SURRENDER FOR CASH
  (continued)         If You choose this option, You must surrender this policy
                      to Us. We will pay You the Cash Surrender Value at the time of surrender, and Our liability under this policy will cease.

                      OPTION B - CONTINUE AS EXTENDED TERM INSURANCE
                      This option is not available unless the insurance class shown on Page 3 is "Standard" or "Preferred". If You choose this option, the Extended Term Insurance Death Benefit will be the Death Benefit in effect on the effective date of non-forfeiture benefit less any Indebtedness. The term period will begin on the effective date of the non-forfeiture benefit and will extend for a period of time equal to that which the Cash Surrender Value will provide as a net single premium at the Insured's then Attained Age. At the end of that term period, Our liability under this policy will cease. We will pay You any Cash Surrender Value not used to provide Extended Term Insurance.

                      OPTION C - CONTINUE AS PAID-UP INSURANCE
                      If You choose this option, the policy will continue as Paid-Up Life Insurance. The Amount of Paid-Up Life Insurance will be calculated using the Cash Surrender Value of this policy as a net single premium as of the effective date of the non-forfeiture benefit at the then Attained Age of the insured. The Company reserves the right to require evidence of insurability or limit the amount of the benefit if the paid-up amount exceeds the Death Benefit in effect on the effective date of the non-forfeiture benefit. We will pay You any Cash Surrender Value not used to provide Paid-Up Insurance.

                      If the policy is continued under Option B or Option C above, the Cash Surrender Value available within 30 days after any Policy Anniversary will not be less than the Cash Value on such Policy Anniversary, minus any Indebtedness.

                      BASIS OF COMPUTATIONS
                      The Cash Values and non-forfeiture benefits provided by this policy comply with the insurance laws of the states in which this policy is delivered. A detailed statement of the method of calculating the non-forfeiture benefits of this policy has been filed with the Insurance Department of the state in which this policy is delivered. We reserve the right to grant a non-forfeiture benefit which provides a greater amount or longer period of Death Benefits than the minimum non-forfeiture benefits.

                      Extended Term Insurance is based on the Initial Face Amount, 4.00% interest and the 1980 CET Mortality Table.

                      Paid-Up Insurance Amounts are based on 4.00% interest and the 1980 CSO Mortality Table.

POLICY LOANS          GENERAL
                      At any time while this policy is in force, You may borrow against this policy by assigning it to Us as sole security. We may defer granting a loan, except to pay premiums to Us, for the period by law but not more than six months.

POLICY LOANS          LOAN AMOUNTS
 (continued)          Any new loan taken may not exceed 90% of the Cash Value
                      less, 100% of existing Indebtedness, if any, on the date
                      We grant a loan. Loan amounts will be subject to Our minimum rules then in effect. Before advancing the loan amount, We may withhold an amount sufficient to pay interest on total Indebtedness to the end of the Policy
                      Year and any Monthly Deduction Amounts due on or before the next Policy Anniversary. All loan amounts will be transferred from the Fixed Account and the Sub-Accounts to the Loan Account. Unless You specify otherwise the amounts will be transferred on a Pro-Rata Basis.

                      If total indebtedness equals or exceeds the Cash Value, this policy will terminate 61 days after We have mailed notice to Your last known address and that of any assignee of record. If sufficient loan repayment is not made by the end of this Grace Period, the policy will end without value.

                      CREDITED INTEREST
                      During the first ten Policy Years, any amounts in the Loan Account will be credited with interest at a rate equal to the Policy Loan Rate, minus 2%. For Policy Years 11 and beyond, except for Preferred Loans described below, the Loan Account will be credited with interest at a rate equal to the Policy Loan Rate applicable to that Indebtedness, minus 1%.

                      PREFERRED LOAN
                      If, any time after the 10th Policy Anniversary, the Cash Value exceeds the total of all premiums paid since issue, a Preferred Loan is available. The amount available for a Preferred Loan is the amount by which the Cash Value exceeds total premiums paid. The amount of the Loan Account which equals a Preferred Loan will be credited with interest at a rate equal to the Policy Loan Rate. The amount of Indebtedness that qualifies as a Preferred Loan is determined on each Monthly Activity Date.

                      LOAN REPAYMENTS
                      All or part of a loan may be repaid at any time that:

                      (a) the policy is in force;
                      (b) Extended Term Insurance is not in effect; and
                      (c) the Insured is alive.

                      However, each payment must be at least $50.

                      The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

                      LOAN INTEREST
                      Loan interest will accrue daily at the Policy Loan Interest Rate shown on Page 4A. The difference between the value of the Loan Account and the Indebtedness will be transferred on a Pro-Rata Basis from the Fixed Account and Sub-Accounts to the Loan Account on each Monthly Activity Date.

   PARTIAL            After the Guarantee Period, partial withdrawals are
WITHDRAWALS           allowed. The minimum partial withdrawal allowed is $500.
                      The maximum partial withdrawal allowed is the Cash
                      Surrender Value, less $1,000. A partial withdrawal charge up to $50 may be charged. One partial withdrawal is allowed each Policy Year. The Face Amount is reduced by the amount of the partial withdrawal. Unless specified otherwise, the partial withdrawal will be deducted on a Pro-Rata Basis from the Fixed Account and the Sub-
                      Accounts.


PAYMENTS              GENERAL
  BY US               We will pay Death Proceeds, Cash Surrender Values, partial withdrawals and loan amounts attributable to the Sub-
                      Accounts within seven days after We receive all the information needed to process the payment unless:

                      (a) the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission
                           (SEC); or
                      (b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or
                      (c) the SEC, by order, permits postponement for the protection of policy owners.

                      DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT
                      We may defer payment of any amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request.


TAXATION We do not expect to incur any federal, state or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is currently being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the policy in the future.


THE CONTRACT          ENTIRE CONTRACT
                      The entire contract consists of this policy and the application, a copy of which is attached. The contract is made in consideration of the application and the payment of the first Scheduled Premium. We will not use any statement to void this policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud, be deemed representations and not warranties.

                      MODIFICATION
                      The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

                      NON-PARTICIPATION
                      This policy is non-participating. It does not share in Our surplus earnings, so You will receive no dividends under it.

THE CONTRACT          MISSTATEMENT OF AGE AND/OR SEX
 (continued)          If on the date of death:

                      (a)  The Issue Age of the Insured is understated; or
                      (b) the sex of the Insured is incorrectly stated such that it resulted in lower Costs of Insurance,

                      the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct age and/or sex.

                      If on the date of death,

                      (a)  the Issue Age of the Insured is overstated; or
                      (b) the sex of the Insured is incorrectly stated such that it resulted in higher Costs of Insurance,

                      the Death Benefit will be adjusted by the return of all excess Costs of Insurance prior to the date of the Insured's death.

                      SUICIDE
                      If, within 2 years from the Date of Issue, the Insured dies by suicide, while sane or insane, Our liability will be limited to the premiums paid less Indebtedness and less any partial withdrawals.

                      If, within 2 years from the effective date of any increase in the Death Benefit for which evidence of insurability was obtained, the Insured dies by suicide, while sane or insane, Our liability will be limited to the Cost of Insurance for the increase.

                      INCONTESTABILITY
                      We cannot contest this policy after it has been in force, during the Insured's lifetime, for 2 years from its Date of Issue, except for:

                      (a)  non-payment of premium; and
                      (b) any rider providing disability or accidental death benefits.

                      Any increase in the Death Benefit for which evidence of insurability was obtained, will be incontestable only after the increase has been in force, during the Insured's lifetime, for 2 years from the effective date of the increase.

                      SEPERATE ACCOUNTS
                      We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our general account only to the extent that those assets exceed the liabilities of that Separate Account arising under the variable life insurance contracts supported by that Separate Account. The assets of a Fund will be valued at least as often as any contract benefits vary, but at least monthly. Our determination of the value of an Accumulation Unit by the method described in this policy will be conclusive. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the state where this policy is issued for delivery.

THE CONTRACT          ANNUAL REPORT
 (continued)          We will send You a report at least once each Policy Year
                      showing:

                      (a)  the current Account Value, Cash Value and Face
                           Amount;
                      (b) the premiums paid, Monthly Deduction Amounts and loans since the last report;
                      (c)  the amount of any Indebtedness;
                      (d) notifications required by the provisions of this policy; and
                      (e) any other information required by the Insurance Department of the state where this policy was delivered.


OWNERSHIP AND         CHANGE OF OWNER OR BENEFICIARY
 BENEFICIARY          The Owner and Beneficiary will be those named in the
                      application until You change them. To change the Owner or Beneficiary, notify Us In Writing while the Insured is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not the Insured is living when We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

                      ASSIGNEMT
                      You may assign this policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

                      OWNER'S RIGHTS
                      While the Insured is alive and no Beneficiary is irrevocably named, You may:

                      (a) exercise all the rights and options that this policy provides or that We permit;
                      (b)  assign this policy; and
                      (c)  agree with Us to any change to this policy.

                      NO NAMED BENEFICIARY
                      If no named Beneficiary survives the Insured, then, unless this policy provides otherwise:

                      (a)  You will be the Beneficiary; or
                      (b) If You are the Insured, Your estate will be the Beneficiary.


EXCHANGE              If this policy is in effect, You may exchange it:
 OPTION
                      1.   any time during the 24 months following its Date of
                           Issue;
                      2.   for a permanent life insurance contract offered by Us
                           on the life of the Insured;
                      3.   without evidence of insurability.

                      The new policy will be issued by Us:

                      1. with an amount at risk which equals or is less than the amount at risk in effect on the Exchange Date;
                      2. with premiums based on the same risk classification as this policy.

                      This exchange is subject to adjustments in payments and Account Values to reflect variances, if any, in the payments and Account Values under this policy and the new policy.

 INCOME               AVAILABILITY
SETTLEMENT            All or part of the proceeds of this policy may, instead of
 OPTIONS              being paid in one sum, be left with Us under any one or a
                      combination of the following options, subject to Our minimum amount requirements on the date of election.

                      We will pay interest of at least 3 1/2% per year on the Death Proceeds from the date of the Insured's death to the date payment is made or an Income Settlement Option is elected. These proceeds are then no longer subject to the investment experience of a Separate Account.

                      If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent.

                      Option 4 is not available to any payee whose Attained Age exceeds 90.

                      DESCRIPTION OF TABLES
                      The options below are based on interest at a guaranteed rate of 3 1/2% per year. Payments under Option 4 are based on mortality for each sex according to the 1983a Individual Annuity Mortality Table, with ages set back one year.

                      EXCESS INTEREST
                      We may pay or credit excess interest of such amount and in such manner as We determine.

                      DEATH OF PAYEE
                      If the payee dies while receiving payments under one of the options below, We will pay the following:

                      (a) any principal and accrued interest remaining umpaid under Option 1 or 2;
                      (b) the value of remaining unpaid guaranteed payments, if any, under Option 3 or 4, commuted using interest of 3 1/2% per year.

                      Any such amount will be paid in one sum to the payee's estate.

                      OTHER OPTIONS
                      To convert the monthly payments shown in the tables for Option 3 and 4B to quarterly, semi-annual or annual payments, multiply by the following factors:

                               PAYMENT INTERVAL              FACTOR
                               Quarterly                     2.99
                               Semi-annual                   5.96
                               Annual                        11.81

                      Other options may be arranged with Our consent.

                      OPTION 1 - INTEREST INCOME
                      Payments of interest at the rate We declare, but not less than 3 1/2% per year on the amount left under this option.

                      OPTION 2 - INCOME OF FIXED AMOUNT
                      Equal payments of the amount chosen until the amount left under this option with interest of not less than 3 1/2% per year, is exhausted. The final payment will be for the balance only.

 INCOME               OPTION 3 - INCOME FOR FIXED PERIOD
SETTLEMENT            Payments, determined fro the table below, are guaranteed
OPTIONS               for the number of years chosen. The first payment will be
(continued)           due on the date proceeds are applied under this option.

                                 Monthly Payments              Monthly Payments
                      Number       per $1,000 of     Number      per $1,000 of
                      of Years       Proceeds        of Years      Proceeds
                        1               $84.65          10              $9.83
                        2                43.05          15               7.10
                        3                29.19          20               5.75
                        4                22.27          25               4.96
                        5                18.12          30               4.45

                      OPTION 4 - LIFE INCOME
                      Payments, determined from the table shown on the following page for the option elected, are based on the payee's sex and age nearest birthday on the day the first payment becomes due. The first payment will be due on the date proceeds are applied under this option. The Life Income Options available are:

                      (a)  payments only while the payee is alive,
                      (b) payments guaranteed for 10 years; then continuing while the payee is alive.

                                         MONTHLY PAYMENTS PER $1,000 OF PROCEEDS

                          Option 4A      Option 4B                     Option 4A      Option 4B
               Payee's    Life Only   10 Yrs. Certain    Payee's       Life Only   10 Yrs. Certain
                 Age     Male Female   Male  Female        Age       Male  Female   Male   Female
                20      $3.34  $3.23   $3.34  $3.23        68       $6.79   $5.79   $6.38   $5.6
                25       3.44   3.31    3.43   3.30        69        7.02    5.95    6.54    5.7
                30       3.56   3.40    3.56   3.40        70        7.26    6.13    6.71    5.9
                35       3.71   3.51    3.71   3.51        71        7.52    6.32    6.87    6.0
                40       3.91   3.66    3.90   3.65        72        7.80    6.53    7.05    6.2
                45       4.17   3.84    4.14   3.84        73        8.09    6.75    7.22    6.4
                50       4.49   4.08    4.44   4.07        74        8.41    6.99    7.40    6.5
                51       4.56   4.14    4.51   4.12        75        8.75    7.26    7.57    6.7
                52       4.64   4.20    4.58   4.18        76        9.12    7.54    7.75    6.9
                53       4.72   4.26    4.66   4.24        77        9.51    7.85    7.92    7.1
                54       4.80   4.32    4.74   4.30        78        9.92    8.18    8.09    7.3
                55       4.89   4.39    4.82   4.36        79       10.37    8.54    8.26    7.5
                56       4.99   4.46    4.91   4.43        80       10.85    8.94    8.42    7.7
                57       5.09   4.54    5.00   4.51        81       11.37    9.36    8.57    7.9
                58       5.20   4.62    5.10   4.58        82       11.92    9.82    8.71    8.1
                59       5.32   4.71    5.20   4.66        83       12.50   10.32    8.85    8.3
                60       5.44   4.80    5.31   4.75        84       13.12   10.87    8.97    8.5
                61       5.57   4.90    5.42   4.84        85       13.78   11.46    9.09    8.6
                62       5.71   5.00    5.54   4.93        86       14.47   12.09    9.20    8.8
                63       5.86   5.11    5.67   5.03        87       15.20   12.78    9.29    8.9
                64       6.02   5.23    5.80   5.14        88       15.98   13.52    9.38    9.2
                65       6.20   5.36    5.94   5.25        89       16.79   14.31    9.46    9.2
                66       6.38   5.49    6.08   5.37        90       17.66   15.16    9.53    7.3
                67       6.58   5.64    6.23   5.50

[ITT HARTFORD LETTERHEAD]


                 ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                            MADISON, WISCONSIN 53703
                           (A STOCK INSURANCE COMPANY)

                        NATIONAL SERVICE CENTER ADDRESS:
                                 P.O. BOX 59179
                          MINNEAPOLIS, MINNESOTA 55459



                  CASH SURRENDER VALUE PAYABLE ON MATURITY DATE
                         DEATH PROCEEDS PAYABLE AT DEATH
              SCHEDULED PREMIUMS PAYABLE DURING INSURED'S LIFETIME
                  PROVISION FOR ADDITIONAL UNSCHEDULED PREMIUMS
                                NON-PARTICIPATING



THE PORTIONS OF THE CASH VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. DEATH BENEFIT GUARANTEED DURING THE GUARANTEE PERIOD IF SCHEDULED PREMIUMS ARE PAID WHEN DUE AND NO LOANS OR WITHDRAWALS ARE TAKEN. SEE PAGE 7 FOR A DESCRIPTION OF THE DEATH BENEFIT.




                                MODIFIED FLEXIBLE
                                PREMIUM VARIABLE
                                 LIFE INSURANCE
                                     POLICY